Exhibit 99.1

Company Contact: Mary C. Adams, Chief Administrative Officer 310-342-2229 madams@learningtree.com

LEARNING TREE ANNOUNCES REVENUES AND EARNINGS

FOR ITS FOURTH QUARTER AND FISCAL YEAR

LOS ANGELES, CA—November 18, 2004—Learning Tree International, Inc. (NASDAQ NM: LTRE) announced today revenues and earnings for its fourth quarter and fiscal year ended October 1, 2004.

Revenues for the quarter ended October 1, 2004 were $37.3 million compared with $36.0 million for the same quarter of the prior year. Income from operations for the quarter was essentially at breakeven compared with $0.8 million for the same quarter of the prior year. Net income for the quarter was $0.2 million compared to $1.4 million for the same quarter of the prior year. Net income per diluted share for the fourth quarter was $0.01 compared with $0.08 for the same quarter of the prior year.

Revenues for Learning Tree’s fiscal year ended October 1, 2004 were $152.1 million compared with $151.9 million for the fiscal year ended September 30, 2003. Loss from operations for the fiscal year ended October 1, 2004 was $1.2 million compared with income from operations of $4.8 million for the prior year. Net income for the fiscal year ended October 1, 2004 was $0.6 million compared with $5.2 million for the prior year. Net income per diluted share for the fiscal year ended October 1, 2004 was $0.03 compared with $0.30 for the prior year.

These results were significantly impacted by charges totaling approximately $1.6 million of estimated costs through March 2005 related to the subletting of space in Learning Tree facilities in the United Kingdom. Exclusive of these charges, Learning Tree’s fourth quarter income from operations was $1.6 million, net income was $1.3 million, and income per diluted share was $0.08. Also exclusive of these charges, for Learning Tree’s 2004 fiscal year, income from operations was $0.4 million, net income was $1.6 million, and income per diluted share was $0.10.

“I am pleased to report that we trained more attendees in our fourth quarter than in the same period last year,” commented David C. Collins, Chairman of the Board and Chief Executive Officer of Learning Tree. “We are also pleased that in fiscal 2004 we again achieved new records for our course participants’ evaluation of quality and satisfaction. At the same time, this remains a challenging market in which we continue working to improve our productivity and our gross margins, and to optimize our sales and marketing investments.”

Learning Tree International is a leading worldwide provider of vendor-independent education and training to technology professionals and managers in business and government organizations. The Company develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, applied management, project management and key business skills. The Company also tests and certifies technology and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit our Web site at: http://www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree International, Inc. (“Learning

Tree”) believes that its assumptions are reasonable; inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in the discussion that follows, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements.

In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Exhibit 99.1, “Risk Factors” to Learning Tree’s Annual Report on Form 10-K (“Exhibit 99.1”). Please read that exhibit carefully. Some of the factors discussed in Exhibit 99.1 that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

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LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	(Unaudited)
	October 1, 2004	September 30, 2003	October 1, 2004	September 30, 2003
Revenues	$37,323	$35,977	$152,058	$151,897
Cost of revenues	18,212	17,094	73,612	72,389

Gross profit	19,111	18,883	78,446	79,508

Operating expenses:
Course development	1,819	1,849	7,960	7,897
Sales and marketing	10,534	11,163	47,206	43,781
General and administrative	6,744	5,120	24,476	23,014

Total operating expenses	19,097	18,132	79,642	74,692

Income (loss) from operations	14	751	(1,196)	4,816

Other income (expense)	287	527	2,049	2,315

Income before provision for income taxes	301	1,278	853	7,131
Provision (benefit) for income taxes	88	(108)	284	1,970

Net income	$213	$1,386	$569	$5,161

Earnings per common share	$0.01	$0.08	$0.03	$0.30

Earnings per common share assuming dilution	$0.01	$0.08	$0.03	$0.30

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	October 1, 2004	September 30, 2003
Cash and cash equivalents	$83,913	$86,711
Accounts receivable, net	12,902	11,779
Prepaid taxes and other expenses	8,942	10,832

Total current assets	105,757	109,322
Equipment, long-term investments and other	31,677	31,587

Total assets	$137,434	$140,909

Accounts payable and accrued liabilities	$18,607	$19,004
Deferred revenue	46,847	50,082

Total current liabilities	65,454	69,086
Other	3,437	2,843

Total liabilities	68,891	71,929

Stockholders’ equity	68,543	68,980

Total liabilities and stockholders’ equity	$137,434	$140,909

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